Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 3645 Brenda A. Blake, ext. 3202	December 29, 2008

UGI Appoints Davinder Athwal Chief Accounting Officer and Chief Risk Officer

VALLEY FORGE, Pa., December 29 — UGI Corporation (NYSE: UGI) today named Davinder Athwal, Vice President-Accounting & Financial Control, Chief Accounting Officer and Chief Risk Officer, effective December 29, 2008. Athwal will report to Peter Kelly, Vice President-Finance and Chief Financial Officer, and will assume oversight responsibility for accounting, financial reporting and internal controls at the Company. He also will have responsibility for the continued development and implementation of the Company’s enterprise risk management strategy. Athwal succeeds Michael J. Cuzzolina, who retired in June 2008.

Athwal, 41, has over 15 years of public company accounting and reporting experience. Most recently he was Global M&A Controller of Nortel Networks, Inc. (NYSE:NT), a global supplier of telecommunications equipment and solutions. Prior to joining Nortel, he spent several years with IBM Corporation (NYSE:IBM) in both accounting and risk management roles. His professional background includes substantial public accounting experience with PricewaterhouseCoopers LLP, where he was a Senior Manager in the firm’s National Risk and Quality Group.

Kelly said, “Davinder comes to UGI with extensive experience in public accounting and reporting, mergers and acquisitions and risk analysis in highly competitive industries. We look forward to adding his considerable talents to our management team for the benefit of our shareholders.”

Athwal holds a bachelor’s degree in accounting and finance from Kingston University in the U.K. and a master’s degree in accounting from Long Island University in New York. He is a certified public accountant.

UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 44% of AmeriGas Partners, L.P. (NYSE: APU), the nation’s largest retail propane marketer and owns Antargaz, one of the largest LPG distributors in France.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

C-15 ### 12/29/08